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EXHIBIT 10.18

The terms of the offer for Jeff Kimberly are as follows:

1. Your starting date will be January 1, 2008. In the event you become available prior to this date, we can negotiate an earlier start date.
      _____________________________________________________.

2. Your starting salary will be $200,000 per year, less any applicable federal, state, social security and other taxes. Your salary will increase to $225,000 starting July 1, 2008. ______________________________________.

3. GBRC will provide you with a sign on bonus to be paid in the form of 50,000 shares or warrants (whichever one does not have tax consequences). The sign on bonus is to be issued to you upon receipt of this signed offer agreement and a signed acknowledgement from Ingersoll Production Systems HR department that you have turned in a resignation letter. The sign on bonus will not be issued to you before November 1, 2007. This bonus is due back to GBRC in full and immediately in the event that you would decide not to join GBRC. _______________________________________________________.

4. You will receive an additional yearly bonus based on performance which will be paid in the form of S8 stocks according to the following schedule:

      o     Up to 50,000 stocks after first year (2008)
      o     Up to 40,000 additional stocks after second year (2009)
      o     Up to 35,000 additional stocks after third year (2010)
      o     Up to 35,000 additional stocks after fourth year (2011)
      o     Up to 35,000 additional stocks after fifth year (2012)

5. GBRC will make payments on your current 2006 Hyundai Azera for two years. After the two year period, GBRC will issue a check to you for the amount required to pay the car off completely. This check will also include the total amount paid by you before GBRC began making these payments.

6. GBRC will hire a moving company to pack and move your household to New Jersey. In the event that you start at GBRC before you have secured a house, GBRC agrees to pay for your temporary housing (hotel costs) and expenses and travel back and forth on weekends to Illinois until your family is moved to New Jersey.

7. You will be provided with medical, dental, group life & long term disability insurance.

8. You will be eligible for paid holidays and (3) weeks paid vacation starting January 2008. __________________________________________________.

9. This position will require travel. Travel and entertainment expenses will be reimbursed in accordance with the GBRC policy.

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10.   This agreement will remain in force for a period of five years. If either party wishes to terminate this agreement, it must be submitted in writing, to the other party 30 days prior to termination. If Jeff Kimberly decides to resign from GBRC anytime prior the 5 year period, he will only receive bonus stocks earned from the prior years and be paid for salary earned at that point along with any outstanding travel or entertainment expenses. If GBRC decides to terminate the agreement prior to the 5 year period, GBRC will agree to continue salary and medical benefits for up to one calendar year or until Jeff Kimberly accepts a position with another company, whichever event takes place first. No additional Stock bonuses beyond what was earned to that point will be included in the termination payout period. Thirty days prior to the end of the 5 year period, both parties will negotiate another 5 year agreement if both parties are in favor of continuing relationship.


Signatures:

/s/ Frank Pringle                  Nov 4, 07
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Frank Pringle                      Date
Global Resource Corporation
CEO


/s/ Jeff Kimberly                  Nov 4, 07
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Jeff Kimberly